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                                (FRIEDMAN'S LOGO)


FOR IMMEDIATE RELEASE

Contact:    Barrett Godsey / Jeremy Jacobs
            Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                     FRIEDMAN'S TO DELAY FILING OF FORM 10-K

      SAVANNAH, Georgia (December 29, 2003) - Friedman's Inc. (NYSE: FRM) announced today that the filing of its annual report on Form 10-K with the Securities and Exchange Commission (SEC) for the fiscal year ending September 27, 2003, which was due with the SEC today, will be delayed. The principal reasons for the delay are the previously disclosed restatement of the Company's financials for at least the last three fiscal years, the formal investigation being conducted by the SEC and the Department of Justice, and the audit committee's continuing investigation of these matters. Based on the current status of these matters, Friedman's expects to file its Form 10-K by the end of February 2004. The Company expects to provide preliminary financial information for the restated periods and the year ended September 27, 2003 prior to that date. On January 7, 2004, the Company intends to announce sales results for its first fiscal quarter ended December 27, 2003.

      The Company has been notified by its lenders that it is in default under certain provisions of its credit agreement. As the preliminary financial information becomes available, the Company will be in discussions with its lenders regarding these matters in an attempt to resolve them prior to the filing of its annual report. At present, the Company's lenders continue to provide the Company with the benefits of its credit agreement, with certain limited exceptions, although they have the right to terminate their support at any time.

      Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At December 29, 2003, Friedman's Inc. operated a total of 710 stores in 20 states, of which 482 were located in power strip centers and 228 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of December 8, 2003, Crescent Jewelers, the Company's west coast affiliate, operated 179 stores in six western states, 102 of which were located in regional malls and 77 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 889 stores in 25 states of which 559 were located in power strip centers and 330 were located in regional malls.

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      Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially from the estimates provided are the following: our ability to timely file our annual report, and the effect of this delay or any further delay on our NYSE listing and the market for our common stock; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.